EXHIBIT 99.1
FirstCash Reports Record First Quarter Operating Results;
Earnings per Share Increase 39% in Total and 34% on an Adjusted Basis;
Operating Cash Flows Fund Store Additions, $60 Million of First Quarter Share Repurchases
and Continued Quarterly Cash Dividend
____________________________________________________________

Fort Worth, Texas (April 24, 2025) -- FirstCash Holdings, Inc. (“FirstCash” or the “Company”) (Nasdaq: FCFS), the leading international operator of more than 3,000 retail pawn stores and a leading provider of retail point-of-sale payment solutions, today announced operating results for the three month period ended March 31, 2025. The Company also announced that the Board of Directors declared a quarterly cash dividend of $0.38 per share, which will be paid in May 2025.

Mr. Rick Wessel, chief executive officer, stated, “FirstCash posted record first quarter results, driven by the continued revenue and earnings growth from core pawn operations coupled with strong operating margins in the AFF POS payment solutions segment. Resulting first quarter net income grew 36% on a GAAP basis and 32% on an adjusted basis.

“Demand for pawn loans was robust during the quarter in both the U.S. and Latin America, with ending same-store pawn receivables increasing 13% in the U.S. and 14% in Latin America (local currency basis) versus last year. This marked seven consecutive quarters of double-digit same-store receivable growth in the U.S. segment which drove a 17% increase in earnings from the Company’s largest operating segment.

“Driven by a 19% increase in the number of merchant locations and further diversification outside of the furniture vertical, AFF delivered strong results as well, with earnings growth benefiting from solid credit performance and significant cost reductions. Excluding certain furniture retailers that closed last year due to bankruptcies, the number of active doors increased 29%, which should drive future revenue growth with greater merchant vertical diversification.

“Strong cash flows for the first quarter provided funding for the addition of 12 pawn locations, further purchases of store real estate and $60 million of stock repurchases in addition to the ongoing quarterly cash dividend. These investments are expected to deliver further earnings accretion in 2025 and beyond.”

This release contains adjusted financial measures, which exclude certain non-operating and/or non-cash income and expenses, that are non-GAAP financial measures. Please refer to the descriptions and reconciliations to GAAP of these and other non-GAAP financial measures at the end of this release.

	Three Months Ended March 31,
	As Reported (GAAP)		Adjusted (Non-GAAP)
In thousands, except per share amounts	2025	2024	2025	2024
Revenue	$836,423	$836,370	$836,423	$836,370
Net income	$83,591	$61,368	$92,781	$70,189
Diluted earnings per share	$1.87	$1.35	$2.07	$1.55
EBITDA (non-GAAP measure)	$162,961	$132,587	$162,880	$131,592
Weighted-average diluted shares	44,789	45,387	44,789	45,387

Consolidated Operating Highlights
•Diluted earnings per share for the first quarter increased 39% over the prior-year quarter on a GAAP basis while adjusted diluted earnings per share increased 34% compared to the prior-year quarter.
•Net income for the first quarter increased 36% over the prior-year quarter on a GAAP basis while adjusted net income increased 32% compared to the prior-year quarter.
•Gross revenues totaled $836 million in the first quarter, flat on a U.S. dollar basis and up 4% on a constant currency basis, compared to the prior-year quarter.
•For the trailing twelve month period ended March 31, 2025:
◦Revenues totaled a record $3.4 billion
◦Net income totaled $281 million on a GAAP basis while adjusted net income was $325 million
◦Adjusted EBITDA was $590 million
◦Operating cash flows were $544 million and adjusted free cash flows (a non-GAAP measure) were $269 million

Store Base and Platform Growth
•Pawn Stores - 12 pawn locations were added in the first quarter through an acquisition and new store openings in three countries.
◦In the U.S., a high profile luxury buy/sell retail store was acquired in Las Vegas, Nevada, and one new location in Texas was opened during the first quarter.
◦There were 10 new store openings in Latin America in the first quarter which included nine locations in Mexico and one location in El Salvador.
◦The Company purchased the underlying real estate of seven U.S. stores during the quarter, bringing the total number of company owned locations to 407 at quarter end.
◦As of March 31, 2025, the Company had 3,023 locations, comprised of 1,197 U.S. locations and 1,826 locations in Latin America.
•Retail POS Payment Solutions (AFF) Merchant Partnerships - At March 31, 2025, there were approximately 14,500 active retail and e-commerce merchant partner locations, representing a 19% increase in the number of active merchant locations compared to a year ago. Excluding furniture locations that closed in the prior year due to merchant partner bankruptcies, the number of active doors increased 29%.

U.S. Pawn Segment Operating Results
•Segment pre-tax operating income in the first quarter of 2025 was a record $113 million, an increase of $17 million, or 17%, compared to the prior-year quarter. The resulting segment pre-tax operating margin increased to a record 27% for the first quarter of 2025 compared to 26% for the prior-year quarter.
•Pawn receivables increased 16% in total at March 31, 2025 compared to the prior year, driven by a 2% increase in the year-to-date weighted-average store count coupled with an impressive 13% increase in same-store pawn receivables. On a two-year stacked basis, same-store pawn receivables were up 27%.
•Pawn loan fees increased 12% for the first quarter, while on a same-store basis, they increased 10% compared to the respective prior-year period.
•Retail merchandise sales increased 6% in the first quarter of 2025 compared to the prior-year quarter, while same-store retail sales increased 2% compared to the prior-year quarter.
•Retail sales margins increased to 42% for the first quarter compared to 41% in the prior-year quarter.

•Annualized inventory turnover was 2.8 times for the trailing twelve months ended March 31, 2025, which equaled the inventory turnover during the same prior-year period. Inventories aged greater than one year at March 31, 2025 remained low at 2% of total inventories.
•Operating expenses for the first quarter increased 8% as compared to the prior-year quarter, primarily due to store additions and increased labor and variable compensation expenses. On a same-store basis, expenses increased 6% for the quarter compared to the respective prior-year period.

Latin America Pawn Segment Operating Results
Note: Certain growth rates below are calculated on a constant currency basis, a non-GAAP financial measure defined at the end of this release. The average Mexican peso to U.S. dollar exchange rate for the first quarter of 2025 was 20.4 pesos / dollar, an unfavorable change of 20% versus the comparable prior-year period.
•Given the 20% decrease in the average Mexican peso exchange rate, first quarter segment pre-tax operating income decreased 2% on a U.S. dollar basis compared to last year. Segment earnings increased 13% over last year on a constant currency basis, with resulting segment pre-tax operating margins of 17% under both measures, compared to 16% in the prior year.
•Pawn receivables at March 31, 2025 decreased 5% on a U.S. dollar basis while increasing 15% on a constant currency basis compared to the prior year. On a same-store basis, pawn receivables decreased 5% on a U.S. dollar basis but increased 14% on a constant currency basis compared to the prior year.
•While total and same-store pawn loan fees in the first quarter decreased 5% on a U.S. dollar-basis, they increased 13% on a constant currency basis compared to the prior-year quarter.
•Retail merchandise sales in the first quarter of 2025 decreased 8% on a U.S. dollar-basis compared to the prior-year quarter while increasing 9% on a constant currency basis. On a same-store basis, first quarter retail merchandise sales decreased 9% on a U.S. dollar basis while increasing 9% on a constant currency basis compared to the prior-year quarter.
•Retail margins were 35% for the first quarter of 2025 compared to 36% in the prior-year quarter. Annualized inventory turnover was 4.2 times for the trailing twelve months ended March 31, 2025 compared to 4.4 times in the prior-year period. Inventories aged greater than one year at March 31, 2025 remained low at 2%.
•Operating expenses decreased 9% in total and 8% on a same-store basis compared to the prior-year quarter. On a constant currency basis, they increased 8% both in total and on a same-store basis. The increase in constant currency expenses from all stores reflected increased store counts and higher labor costs (due primarily to further increases in the federal minimum wage), along with other inflationary impacts.

American First Finance (AFF) - Retail POS Payment Solutions Segment Operating Results
•First quarter segment pre-tax operating income totaled $52 million, an increase of 58% compared to the prior-year quarter. The growth in earnings was driven primarily by gross margin improvement and operating expense reductions.
•While gross revenues, comprised of lease-to-own (“LTO”) fees and interest and fees on finance receivables, decreased 12% compared to the prior-year quarter, net revenue increased 12%. The improvement in net revenue reflected lower LTO deprecation expense resulting from lower early buyout activity in the current quarter combined with lower lease and loan loss provisioning expense as discussed below.
•Gross transaction volume of lease and loan originations during the first quarter decreased $21 million, or 8%, compared to the first quarter of last year. Excluding 2024 originations from American Freight and Conn’s Home Plus (both of which ceased operations in the fourth quarter of 2024 due to bankruptcy), first quarter 2025 origination volume increased approximately 24%.
•Combined gross leased merchandise and finance receivables outstanding at March 31, 2025 decreased 4% compared to the March 31, 2024 balances due to lower first quarter originations.

•The combined first quarter lease and loan loss provision expense decreased $10 million, or 13%, compared to last year. The decrease reflected reduced up-front provisioning given the $21 million decline in origination activity, coupled with lower than expected charge-offs resulting in reserve releases on older vintages. As a percentage of the total gross transaction volume, the combined lease and loan loss provision expense was 27% for the first quarter of 2025 compared to 29% in the first quarter of 2024. The combined allowance as a percentage of combined leased merchandise and finance receivables at March 31, 2025 was 43% compared to 42% a year ago.
•Operating expenses decreased 30% compared to the prior-year quarter, primarily due to the elimination of certain expenses associated with supporting the American Freight and Conn’s Home Plus relationships along with continued realization of operating synergies, including greater efficiencies in technology and development infrastructure, coupled with other cost reduction initiatives.

Cash Flow and Liquidity
•Consolidated operating cash flows for the twelve month period ended March 31, 2025 grew 27% and totaled $544 million compared to $428 million in the same prior-year period, with significant contributions from each of the Company’s three business segments.
•Adjusted free cash flows increased 33% to $269 million in the twelve month period ended March 31, 2025 compared to $201 million in the same prior-year period.
•The operating cash flows helped fund significant growth in earning assets and continued investments in the pawn store platform over the past twelve months with a nominal increase in net debt:
◦Pawn earning assets (pawn receivables and inventories) increased $76 million compared to last year.
◦A total of 38 pawn stores were acquired for a combined purchase price of $103 million.
◦53 new pawn stores were added with a combined investment of $19 million in fixed assets and working capital.
◦Real estate purchases totaled $82 million as the Company purchased the underlying real estate at 56 of its existing pawn stores, bringing the number of Company-owned properties to 407 locations.
•Net debt at March 31, 2025 was $1.6 billion, of which $1.5 billion is fixed rate debt with favorable interest rates ranging from 4.625% to 6.875% and maturity dates that do not begin until 2028 and continue into 2032. The outstanding balance under the Company’s $700 million revolving line of credit totaled $175 million at March 31, 2025.
•Based on trailing twelve month results, the Company’s net debt to adjusted EBITDA ratio improved to 2.68x at March 31, 2025.

Shareholder Returns
•The Board of Directors declared a $0.38 per share second quarter cash dividend, which will be paid on May 30, 2025 to stockholders of record as of May 15, 2025. This represents an annualized dividend of $1.52 per share. Any future dividends are subject to approval by the Company’s Board of Directors.
•During the first quarter, the Company repurchased 525,000 shares of common stock at a total cost of $60 million and an average price of $113.54 per share.
•Over the past twelve months, the Company has repurchased 1,246,000 shares of common stock at a total cost of $145 million and paid out $67 million in cash dividends, representing a payout ratio of approximately 75% of net income over the same period.
•The Company has $55 million available under the $200 million share repurchase program authorized in July 2023. Future share repurchases are subject to expected liquidity, acquisitions and other investment opportunities, debt covenant restrictions, market conditions and other relevant factors.

•The Company generated a 14% return on equity and a 6% return on assets for the twelve months ended March 31, 2025. Using adjusted net income for the twelve months ended March 31, 2025, the adjusted return on equity was 16% while the adjusted return on assets was 7%.

2025 Outlook
Driven by the strong first quarter results and continued demand for pawn loans, the outlook for 2025 remains highly positive, with expected year-over-year growth in income driven by the continued growth in earning asset balances coupled with store additions. Anticipated conditions and trends for the remainder of 2025 include the following:
Pawn Operations:
•Pawn operations are expected to remain the primary earnings driver in 2025 as the Company expects segment income from the combined U.S. and Latin America pawn segments to be over 80% of total segment level pre-tax income for the full year.
•The Company expects further growth in the pawn store base in 2025 through a combination of new store openings and potential acquisitions. The guidance provided below does not assume any material acquisition activity.
U.S. Pawn
•Same-store pawn loans at March 31, 2025 were up 13% compared to a year ago, with April balances to date up similarly. Given the strength of the first quarter same-store results, the increase in pawn fee growth is estimated to be in a range of 9% to 11% for the full year.
•Retail sales are expected to grow mid-single digits in 2025, with retail sales margins targeted at approximately 41% to 42%.
Latin America Pawn
•U.S. dollar-reported results for Latin America in 2025 are expected to be impacted by the lower exchange rate for the Mexican peso, which has most recently been in a range of approximately 20 to 21 pesos per U.S. dollar compared to the average exchange rate of 18.3 to 1 in 2024.
•Same-store pawn receivables at March 31, 2025 were down 5% on a U.S. dollar basis but up 14% on a constant currency basis, with April balances to date up similarly. Full year pawn fee growth is now expected to increase in a range of 10% to 12% on a local currency basis while it is projected to be flat to down slightly on a U.S. dollar basis, given the current exchange rate.
•Retail sales in Latin America are also expected to track similarly to pawn fees in 2025 with consistent retail margins.

Retail POS Payment Solutions (AFF) Operations:
•Despite an 8% year-over-year decrease in first quarter originations, the forecast for full year origination volume for 2025 is expected to be consistent with or slightly above full year 2024 volume. Excluding 2024 originations from Conn’s Home Plus and American Freight, origination volumes are expected to increase in a range of 20% to 25% over 2024, reflecting continued diversification outside the furniture vertical.
•While net revenue in the first quarter benefited from lower credit provisioning on reduced originations and older vintage reserve releases, the remainder of the year will see increased loss provisioning consistent with the expected growth in origination activity over the balance of 2025.
•Given the above origination and provisioning dynamics, second quarter net revenues are expected to decline 14% to 16% over last year, with full year net revenues forecast to decline in a range of 8% to 12% compared to the prior year. Quarterly operating expenses for the balance of 2025 are expected to remain consistent with the first quarter run rate.

•The Company is raising AFF segment earnings expectations for 2025, with full year segment income now expected to increase over last year in a mid single-digit percentage range given the strong first quarter results coupled with the continued operating expense savings.

Tax Rates and Currency:
•The full year 2025 effective income tax rate under current tax codes in the U.S. and Latin America is expected to range from 24.5% to 25.5%.
•Each full point change in the exchange rate of the Mexican peso is projected to have an annual earnings impact of approximately $0.10 per share.

Additional Commentary and Analysis

Mr. Wessel further commented on FirstCash’s strong first quarter results and the outlook for the remainder of 2025, “As reported, our first quarter operating results were outstanding for each business segment and provide tremendous momentum as we begin the second quarter.

“The operating fundamentals in our core pawn segments remain especially strong given current demand for pawn loans. Total outstanding pawn loans at the end of the quarter were up 16% in the U.S. and 15% in Latin America, on a local currency basis, while the average loan amounts were up 11% in the U.S and 7% in Latin America on a local currency basis. At the same time, retail sales and margins remain solid given the deep-value, treasure-hunt nature of our retail showrooms.

“FirstCash continued to invest in the long-term growth of its core pawn assets by expanding its presence in existing markets and entering new markets across both segments. Over the last 12 months, we have added a total of 91 locations through new store openings and acquisitions. The Las Vegas location acquired in the first quarter is expected to deliver significantly higher retail revenue than a typical store, and with the addition of pawn products, should drive even greater profitability and further raise our profile in the high-end segment of the pawn market. Most importantly, the pipeline driving pawn store growth remains robust as we continue to open new stores and evaluate additional acquisition opportunities across multiple markets.

“In addition, we continue to purchase the underlying real estate of high-performing U.S. stores where we now own over 400 locations, representing over a third of our domestic locations. These real estate acquisitions give us not only long-term control of our prime locations, but also reduce future operating costs. At the same time, we continue to reduce current expenses in certain markets in both the U.S. and Latin America, where we often have overlapping locations arising from acquisitions. By consolidating the operations of these overlapping stores into single locations, we can achieve significant cost savings.

“First quarter results for AFF were also positive in almost every aspect despite the bankruptcies of two of its larger furniture lease-to-own merchant partners in late 2024. While revenues declined slightly as expected, we more than offset the impact with strong collection results on the existing portfolios and reduced operating expenses. Our resulting outlook for 2025 earnings is improved and we continue to see a clear path for long-term growth of the AFF segment.

“Strong consolidated cash flows again supported the growth and further shareholder returns through year-over-year growth in earning assets, new and acquired stores and further share repurchases and dividends. The 525,000 shares repurchased in the first quarter for $60 million were executed at an average price of less than $114 per share. At the same time, we reduced outstanding debt on our revolving credit facility by $23 million and decreased the leverage ratio during the quarter.

“In summary, the current market environment remains extremely strong for our pawn-focused business model. Pawn products do well in challenging or uncertain economic cycles and combine well with a deep-value retail sales channel that has limited direct impact from tariffs. With our excellent balance sheet and cash flows, we have a strong platform to continue to drive expected long-term growth in revenues, earnings and shareholder value,” concluded Mr. Wessel.

About FirstCash

FirstCash is the leading international operator of pawn stores focused on serving cash and credit-constrained consumers. FirstCash’s more than 3,000 pawn stores in the U.S. and Latin America buy and sell a wide variety of jewelry, electronics, tools, appliances, sporting goods, musical instruments and other merchandise, and make small non-recourse pawn loans secured by pledged personal property. FirstCash’s pawn segments in the U.S. and Latin America currently account for approximately 80% of annualized segment earnings, with the remainder provided by its wholly owned subsidiary, AFF, which provides lease-to-own and retail finance payment solutions for consumer goods and services.

FirstCash is a component company in both the Standard & Poor’s MidCap 400 Index® and the Russell 2000 Index®. FirstCash’s common stock (ticker symbol “FCFS”) is traded on the Nasdaq, the creator of the world’s first electronic stock market. For additional information regarding FirstCash and the services it provides, visit FirstCash’s websites located at http://www.firstcash.com and http://www.americanfirstfinance.com.

Forward-Looking Information

This release contains forward-looking statements about the business, financial condition, outlook and prospects of FirstCash Holdings, Inc. and its wholly owned subsidiaries (together, the “Company”), including the Company’s outlook for 2025. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “outlook,” “believes,” “projects,” “expects,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations, outlook and future plans. Forward-looking statements can also be identified by the fact these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties.

While the Company believes the expectations reflected in forward-looking statements are reasonable, there can be no assurances such expectations will prove to be accurate. Security holders are cautioned that such forward-looking statements involve risks and uncertainties. Certain factors may cause results to differ materially from those anticipated by the forward-looking statements made in this release. Such factors may include, without limitation, risks related to the extensive regulatory environment in which the Company operates, including uncertainty involving the current regulatory environment under the current presidential administration; risks associated with the legal and regulatory proceedings that the Company is a party to or may become a party to in the future, including the Consumer Financial Protection Bureau (the “CFPB”) lawsuit filed against the Company; risks related to the Company’s acquisitions, including the failure of the Company’s acquisitions to deliver the estimated value and benefits expected by the Company and the ability of the Company to continue to identify and consummate acquisitions on favorable terms, if at all; potential changes in consumer behavior and shopping patterns which could impact demand for the Company’s pawn loan, retail, lease-to-own (“LTO”) and retail finance products; labor shortages and increased labor costs; a deterioration in the economic conditions in the United States and Latin America, including as a result of inflation, elevated interest rates and trade policy, which potentially could have an impact on discretionary consumer spending and demand for the Company’s products; currency fluctuations, primarily involving the Mexican peso; competition the Company faces from other retailers and providers of retail payment solutions; the ability of the Company to successfully execute on its business strategies; contraction in sales activity at merchant partners of the Company’s retail point-of-sale (“POS”) payment solutions business; impact of store closures, financial difficulties or even bankruptcies at the merchant partners of the Company’s retail POS payment solutions business; the ability of the Company’s retail POS payment solutions business to continue to grow its base of merchant partners, including those outside of the furniture vertical; and other risks discussed and described in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”), including the risks described in Part 1, Item 1A, “Risk Factors” thereof, and other reports filed with the SEC. Many of these risks and uncertainties are beyond the ability of the Company to control, nor can the Company predict, in many cases, all of the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. The forward-looking statements contained in this release speak only as of the date of this release, and the Company expressly disclaims any obligation or undertaking to report any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based, except as required by law.

FIRSTCASH HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(unaudited, in thousands)

	Three Months Ended
	March 31,
	2025	2024
Revenue:
Retail merchandise sales	$371,056	$366,821
Pawn loan fees	191,871	179,535
Leased merchandise income	156,918	205,671
Interest and fees on finance receivables	73,413	57,387
Wholesale scrap jewelry sales	43,165	26,956
Total revenue	836,423	836,370

Cost of revenue:
Cost of retail merchandise sold	224,124	223,529
Depreciation of leased merchandise	88,819	120,284
Provision for lease losses	27,562	43,010
Provision for loan losses	36,360	30,418
Cost of wholesale scrap jewelry sold	35,355	23,289
Total cost of revenue	412,220	440,530

Net revenue	424,203	395,840

Expenses and other income:
Operating expenses	214,586	221,136
Administrative expenses	48,523	44,018
Depreciation and amortization	25,502	26,027
Interest expense	27,471	25,418
Interest income	(1,229)	(743)
Gain on foreign exchange	(14)	(186)
Merger and acquisition expenses	462	597
Other income, net	(2,315)	(2,312)
Total expenses and other income	312,986	313,955

Income before income taxes	111,217	81,885

Provision for income taxes	27,626	20,517

Net income	$83,591	$61,368

Certain amounts in the consolidated statement of income for the three months ended March 31, 2024 have been reclassified in order to conform to the 2025 presentation.

FIRSTCASH HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	March 31,		December 31,
	2025	2024	2024
ASSETS
Cash and cash equivalents	$146,034	$135,070	$175,095
Accounts receivable, net	71,166	69,703	73,325
Pawn loans	499,710	456,079	517,867
Finance receivables, net	145,079	105,653	147,501
Inventories	334,700	302,385	334,580
Leased merchandise, net	103,612	157,785	128,437
Prepaid expenses and other current assets	26,033	30,460	26,943
Total current assets	1,326,334	1,257,135	1,403,748

Property and equipment, net	724,213	658,349	717,916
Operating lease right of use asset	329,183	320,515	324,646
Goodwill	1,815,139	1,730,353	1,787,172
Intangible assets, net	216,736	265,184	228,858
Other assets	9,952	10,080	9,934
Deferred tax assets, net	4,720	5,836	4,712
Total assets	$4,426,277	$4,247,452	$4,476,986

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$129,137	$138,812	$171,540
Customer deposits and prepayments	76,211	75,423	72,703
Lease liability, current	96,539	100,874	95,161
Total current liabilities	301,887	315,109	339,404

Revolving unsecured credit facilities	175,000	15,000	198,000
Senior unsecured notes	1,532,099	1,529,147	1,531,346
Deferred tax liabilities, net	129,936	133,606	128,574
Lease liability, non-current	228,995	209,208	225,498
Total liabilities	2,367,917	2,202,070	2,422,822

Stockholders’ equity:
Common stock	575	573	575
Additional paid-in capital	1,755,591	1,727,564	1,767,569
Retained earnings	1,477,730	1,263,564	1,411,083
Accumulated other comprehensive loss	(130,540)	(36,702)	(129,596)
Common stock held in treasury, at cost	(1,044,996)	(909,617)	(995,467)
Total stockholders’ equity	2,058,360	2,045,382	2,054,164
Total liabilities and stockholders’ equity	$4,426,277	$4,247,452	$4,476,986

FIRSTCASH HOLDINGS, INC.
SEGMENT RESULTS
(UNAUDITED)

The Company organizes its operations into three reportable segments as follows:

•U.S. pawn
•Latin America pawn
•Retail POS payment solutions (AFF)

Corporate expenses and income, which include administrative expenses, corporate depreciation and amortization, interest expense, interest income, gain on foreign exchange, merger and acquisition expenses, and other income, net, are presented on a consolidated basis and are not allocated to the segments. Intersegment transactions related to AFF’s LTO payment solution product offered in U.S. pawn stores are eliminated from consolidated totals.

U.S. Pawn Operating Results and Margins (dollars in thousands)

	Three Months Ended
	March 31,
	2025	2024	Increase
Revenue:
Retail merchandise sales	$251,225	$236,990	6%
Pawn loan fees	137,948	122,974	12%
Wholesale scrap jewelry sales	33,492	17,726	89%
Total revenue	422,665	377,690	12%

Cost of revenue:
Cost of retail merchandise sold	145,758	139,914	4%
Cost of wholesale scrap jewelry sold	27,224	15,266	78%
Total cost of revenue	172,982	155,180	11%

Net revenue	249,683	222,510	12%

Segment expenses:
Operating expenses	128,951	118,895	8%
Depreciation and amortization	7,600	7,013	8%
Total segment expenses	136,551	125,908	8%

Segment pre-tax operating income	$113,132	$96,602	17%

Operating metrics:
Retail merchandise sales margin	42%	41%
Net revenue margin	59%	59%
Segment pre-tax operating margin	27%	26%

FIRSTCASH HOLDINGS, INC.
SEGMENT RESULTS (CONTINUED)
(UNAUDITED)

U.S. Pawn Earning Assets and Portfolio Metrics (dollars in thousands, except as otherwise noted)

	As of March 31,
	2025	2024	Increase
Earning assets:
Pawn loans	$365,972	$315,792	16%
Inventories	246,237	216,762	14%
	$612,209	$532,554	15%

Average outstanding pawn loan amount (in ones)	$289	$261	11%

Composition of pawn collateral:
General merchandise	27%	29%
Jewelry	73%	71%
	100%	100%

Composition of inventories:
General merchandise	39%	41%
Jewelry	61%	59%
	100%	100%

Percentage of inventory aged greater than one year	2%	1%

Inventory turns (trailing twelve months cost of merchandise sales divided by average inventories)	2.8 times	2.8 times

FIRSTCASH HOLDINGS, INC.
SEGMENT RESULTS (CONTINUED)
(UNAUDITED)

Constant currency results are non-GAAP financial measures, which exclude the effects of foreign currency translation and are calculated by translating current-year results at prior-year average exchange rates. See the “Constant Currency Results” section below for additional discussion of constant currency operating results.

Latin America Pawn Operating Results and Margins (dollars in thousands)

				Constant Currency Basis
				Three Months
				Ended
	Three Months Ended			March 31,
	March 31,		Increase /	2025	Increase
	2025	2024	(Decrease)	(Non-GAAP)	(Non-GAAP)
Revenue:
Retail merchandise sales	$120,532	$130,849	(8)%	$143,211	9%
Pawn loan fees	53,923	56,561	(5)%	64,091	13%
Wholesale scrap jewelry sales	9,673	9,230	5%	9,673	5%
Total revenue	184,128	196,640	(6)%	216,975	10%

Cost of revenue:
Cost of retail merchandise sold	78,739	84,183	(6)%	93,439	11%
Cost of wholesale scrap jewelry sold	8,131	8,023	1%	9,647	20%
Total cost of revenue	86,870	92,206	(6)%	103,086	12%

Net revenue	97,258	104,434	(7)%	113,889	9%

Segment expenses:
Operating expenses	61,417	67,425	(9)%	72,515	8%
Depreciation and amortization	4,436	5,105	(13)%	5,216	2%
Total segment expenses	65,853	72,530	(9)%	77,731	7%

Segment pre-tax operating income	$31,405	$31,904	(2)%	$36,158	13%

Operating metrics:
Retail merchandise sales margin	35%	36%		35%
Net revenue margin	53%	53%		52%
Segment pre-tax operating margin	17%	16%		17%

FIRSTCASH HOLDINGS, INC.
SEGMENT RESULTS (CONTINUED)
(UNAUDITED)

Latin America Pawn Earning Assets and Portfolio Metrics (dollars in thousands, except as otherwise noted)

				Constant Currency Basis
				As of
				March 31,
	As of March 31,		Increase /	2025	Increase
	2025	2024	(Decrease)	(Non-GAAP)	(Non-GAAP)
Earning assets:
Pawn loans	$133,738	$140,287	(5)%	$161,065	15%
Inventories	88,463	85,623	3%	106,579	24%
	$222,201	$225,910	(2)%	$267,644	18%

Average outstanding pawn loan amount (in ones)	$86	$97	(11)%	$104	7%

Composition of pawn collateral:
General merchandise	58%	63%
Jewelry	42%	37%
	100%	100%

Composition of inventories:
General merchandise	62%	66%
Jewelry	38%	34%
	100%	100%

Percentage of inventory aged greater than one year	2%	1%

Inventory turns (trailing twelve months cost of merchandise sales divided by average inventories)	4.2 times	4.4 times

FIRSTCASH HOLDINGS, INC.
SEGMENT RESULTS (CONTINUED)
(UNAUDITED)

Retail POS Payment Solutions Operating Results (dollars in thousands)

	Three Months Ended
	March 31,		Increase /
	2025	2024	(Decrease)
Revenue:
Leased merchandise income	$156,918	$205,671	(24)%
Interest and fees on finance receivables	73,413	57,387	28%
Total revenue	230,331	263,058	(12)%

Cost of revenue:
Depreciation of leased merchandise	89,143	120,774	(26)%
Provision for lease losses	27,604	43,180	(36)%
Provision for loan losses	36,360	30,418	20%
Total cost of revenue	153,107	194,372	(21)%

Net revenue	77,224	68,686	12%

Segment expenses:
Operating expenses	24,218	34,816	(30)%
Depreciation and amortization	705	721	(2)%
Total segment expenses	24,923	35,537	(30)%

Segment pre-tax operating income	$52,301	$33,149	58%

FIRSTCASH HOLDINGS, INC.
SEGMENT RESULTS (CONTINUED)
(UNAUDITED)

Retail POS Payment Solutions Gross Transaction Volumes (dollars in thousands)

	Three Months Ended
	March 31,		Increase /
	2025	2024	(Decrease)
Leased merchandise	$94,305	$154,121	(39)%
Finance receivables	141,262	102,165	38%
Total gross transaction volume	$235,567	$256,286	(8)%

Retail POS Payment Solutions Earning Assets (dollars in thousands)

	As of March 31,		Increase /
	2025	2024	(Decrease)
Leased merchandise, net:
Leased merchandise, before allowance for lease losses	$172,886	$253,876	(32)%
Less allowance for lease losses	(69,077)	(95,786)	(28)%
Leased merchandise, net	$103,809	$158,090	(34)%

Finance receivables, net:
Finance receivables, before allowance for loan losses	$263,421	$201,673	31%
Less allowance for loan losses	(118,342)	(96,020)	23%
Finance receivables, net	$145,079	$105,653	37%

FIRSTCASH HOLDINGS, INC.
SEGMENT RESULTS (CONTINUED)
(UNAUDITED)

Allowance for Lease and Loan Losses and Other Portfolio Metrics (dollars in thousands)

	Three Months Ended
	March 31,		Increase /
	2025	2024	(Decrease)
Allowance for lease losses:
Balance at beginning of period	$80,661	$95,752	(16)%
Provision for lease losses	27,604	43,180	(36)%
Charge-offs	(41,528)	(45,149)	(8)%
Recoveries	2,340	2,003	17%
Balance at end of period	$69,077	$95,786	(28)%

Leased merchandise portfolio metrics:
Provision rate (1)	29%	28%
Average monthly net charge-off rate (2)	6.8%	5.5%
Delinquency rate (3)	22.6%	20.5%

Allowance for loan losses:
Balance at beginning of period	$117,005	$96,454	21%
Provision for loan losses	36,360	30,418	20%
Charge-offs	(38,419)	(33,279)	15%
Recoveries	3,396	2,427	40%
Balance at end of period	$118,342	$96,020	23%

Finance receivables portfolio metrics:
Provision rate (1)	26%	30%
Average monthly net charge-off rate (2)	4.4%	5.0%
Delinquency rate (3)	19.3%	19.2%

(1)Calculated as provision for lease or loan losses as a percentage of the respective gross transaction volume originated.

(2)Calculated as charge-offs, net of recoveries, as a percentage of the respective average earning asset balance before allowance for lease or loan losses.

(3)Calculated as the percentage of the respective contractual earning asset balance owed that is 1 to 89 days past due (the Company charges off leases and finance receivables when they are 90 days or more contractually past due).

FIRSTCASH HOLDINGS, INC.
PAWN STORE LOCATIONS AND MERCHANT PARTNER LOCATIONS

Pawn Operations

As of March 31, 2025, the Company operated 3,023 pawn store locations composed of 1,197 stores in 29 U.S. states and the District of Columbia, 1,724 stores in 32 states in Mexico, 72 stores in Guatemala, 18 stores in El Salvador and 12 stores in Colombia.

The following table details pawn store count activity for the three months ended March 31, 2025:

	Three Months Ended March 31, 2025
	U.S.	Latin America	Total
Total locations, beginning of period	1,200	1,826	3,026
New locations opened	1	10	11
Locations acquired	1	—	1
Consolidation of existing pawn locations (1)	(5)	(10)	(15)
Total locations, end of period	1,197	1,826	3,023

(1)Store consolidations were primarily acquired locations which have been combined with overlapping stores and for which the Company expects to maintain a significant portion of the acquired customer base in the consolidated location.

Retail POS Payment Solutions

As of March 31, 2025, AFF provided LTO and retail POS payment solutions for consumer goods and services through a network of approximately 14,500 active retail merchant partner locations. This compares to the active door count of approximately 12,200 locations at March 31, 2024.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(UNAUDITED)

The Company uses certain financial calculations such as adjusted net income, adjusted diluted earnings per share, EBITDA, adjusted EBITDA, free cash flow, adjusted free cash flow, adjusted return on equity, adjusted return on assets and constant currency results as factors in the measurement and evaluation of the Company’s operating performance and period-over-period growth. The Company derives these financial calculations on the basis of methodologies other than generally accepted accounting principles (“GAAP”), primarily by excluding from a comparable GAAP measure certain items the Company does not consider to be representative of its actual operating performance. These financial calculations are “non-GAAP financial measures” as defined under the SEC rules. The Company uses these non-GAAP financial measures in operating its business because management believes they are less susceptible to variances in actual operating performance that can result from the excluded items, other infrequent charges and currency fluctuations. The Company presents these financial measures to investors because management believes they are useful to investors in evaluating the primary factors that drive the Company’s core operating performance and provide greater transparency into the Company’s results of operations. However, items that are excluded and other adjustments and assumptions that are made in calculating these non-GAAP financial measures are significant components in understanding and assessing the Company’s financial performance. These non-GAAP financial measures should be evaluated in conjunction with, and are not a substitute for, the Company’s GAAP financial measures. Further, because these non-GAAP financial measures are not determined in accordance with GAAP, and are thus susceptible to varying calculations, the non-GAAP financial measures, as presented, may not be comparable to other similarly-titled measures of other companies.

While acquisitions are an important part of the Company’s overall strategy, the Company has adjusted the applicable financial calculations to exclude merger and acquisition expenses and amortization of acquired AFF intangible assets. The Company does not consider these items to be related to the organic operations of the acquired businesses or its continuing operations and are generally not relevant to assessing or estimating the long-term performance of the acquired businesses. In addition, excluding these items allows for more accurate comparisons of the financial results to prior periods. Merger and acquisition expenses include incremental costs directly associated with merger and acquisition activities, including professional fees, legal expenses, severance, retention and other employee-related costs, contract breakage costs and costs related to the consolidation of technology systems and corporate facilities, among others.

The Company has certain leases in Mexico which are denominated in U.S. dollars. The lease liability of these U.S. dollar-denominated leases, which is considered a monetary liability, is remeasured into Mexican pesos using current period exchange rates, resulting in the recognition of foreign currency exchange gains or losses. The Company has adjusted the applicable financial measures to exclude these remeasurement gains or losses (1) because they are non-cash, non-operating items that could create volatility in the Company’s consolidated results of operations due to the magnitude of the end of period lease liability being remeasured and (2) to improve comparability of current periods presented with prior periods.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Adjusted Net Income and Adjusted Diluted Earnings Per Share

Management believes the presentation of adjusted net income and adjusted diluted earnings per share provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance and prospects for the future by excluding items that management believes are non-operating in nature and are not representative of the Company’s core operating performance. In addition, management believes the adjustments shown below are useful to investors in order to allow them to compare the Company’s financial results for the current periods presented with the prior periods presented.

The following tables provide a reconciliation between net income and diluted earnings per share calculated in accordance with GAAP to adjusted net income and adjusted diluted earnings per share, which are shown net of tax (in thousands, except per share amounts):

			Trailing Twelve
	Three Months Ended		Months Ended
	March 31,		March 31,
	2025	2024	2025	2024
	In Thousands	In Thousands	In Thousands	In Thousands
Net income, as reported	$83,591	$61,368	$281,038	$233,281
Adjustments, net of tax:
Merger and acquisition expenses	354	457	1,603	6,524
Non-cash foreign currency loss (gain) related to lease liability	40	(169)	2,836	(1,100)
AFF purchase accounting and other adjustments	9,258	9,573	37,974	52,812
Other expenses (income), net	(462)	(1,040)	1,821	(2,154)
Adjusted net income	$92,781	$70,189	$325,272	$289,363

	Three Months Ended
	March 31,
	2025	2024
	Per Share	Per Share
Diluted earnings per share, as reported	$1.87	$1.35
Adjustments, net of tax:
Merger and acquisition expenses	—	0.01
AFF purchase accounting and other adjustments	0.21	0.21
Other expenses (income), net	(0.01)	(0.02)
Adjusted diluted earnings per share	$2.07	$1.55

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA

The Company defines EBITDA as net income before income taxes, depreciation and amortization, interest expense and interest income and adjusted EBITDA as EBITDA adjusted for certain items, as listed below, that management considers to be non-operating in nature and not representative of its actual operating performance. The Company believes EBITDA and adjusted EBITDA are commonly used by investors to assess a company’s financial performance, and adjusted EBITDA is used as a starting point in the calculation of the consolidated total debt ratio as defined in the Company’s senior unsecured notes. The following table provides a reconciliation of net income to EBITDA and adjusted EBITDA (in thousands):

			Trailing Twelve
	Three Months Ended		Months Ended
	March 31,		March 31,
	2025	2024	2025	2024
Net income	$83,591	$61,368	$281,038	$233,281
Income taxes	27,626	20,517	91,070	78,240
Depreciation and amortization	25,502	26,027	104,416	108,077
Interest expense	27,471	25,418	107,279	97,764
Interest income	(1,229)	(743)	(2,421)	(1,695)
EBITDA	162,961	132,587	581,382	515,667
Adjustments:
Merger and acquisition expenses	462	597	2,093	8,488
Non-cash foreign currency loss (gain) related to lease liability	57	(241)	4,053	(1,571)
AFF purchase accounting and other adjustments (1)	—	—	—	13,968
Other expenses (income), net	(600)	(1,351)	2,197	(2,798)
Adjusted EBITDA	$162,880	$131,592	$589,725	$533,754

(1)For the twelve months ended March 31, 2024, amount represents other non-recurring costs included in administrative expenses related to a discontinued finance product.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Free Cash Flow and Adjusted Free Cash Flow

For purposes of its internal liquidity assessments, the Company considers free cash flow and adjusted free cash flow. The Company defines free cash flow as cash flow from operating activities less purchases of furniture, fixtures, equipment and improvements and net fundings/repayments of pawn loan and finance receivables, which are considered to be operating in nature by the Company but are included in cash flow from investing activities. Adjusted free cash flow is defined as free cash flow adjusted for merger and acquisition expenses paid that management considers to be non-operating in nature.

Free cash flow and adjusted free cash flow are commonly used by investors as additional measures of cash generated by business operations that may be used to repay scheduled debt maturities and debt service or, following payment of such debt obligations and other non-discretionary items, that may be available to invest in future growth through new business development activities or acquisitions, repurchase stock, pay cash dividends or repay debt obligations prior to their maturities. These metrics can also be used to evaluate the Company’s ability to generate cash flow from business operations and the impact that this cash flow has on the Company’s liquidity. However, free cash flow and adjusted free cash flow have limitations as analytical tools and should not be considered in isolation or as a substitute for cash flow from operating activities or other income statement data prepared in accordance with GAAP. The following table reconciles cash flow from operating activities to free cash flow and adjusted free cash flow (in thousands):

			Trailing Twelve
	Three Months Ended		Months Ended
	March 31,		March 31,
	2025	2024	2025	2024
Cash flow from operating activities	$126,640	$122,532	$544,066	$428,080
Cash flow from certain investing activities:
Pawn loans, net (1)	19,440	25,149	(77,708)	(54,187)
Finance receivables, net	(20,566)	(15,311)	(144,569)	(106,213)
Purchases of furniture, fixtures, equipment and improvements	(12,914)	(26,427)	(54,732)	(72,747)
Free cash flow	112,600	105,943	267,057	194,933
Merger and acquisition expenses paid, net of tax benefit	354	457	1,603	6,524
Adjusted free cash flow	$112,954	$106,400	$268,660	$201,457

(1)Includes the funding of new loans net of cash repayments and recovery of principal through the sale of inventories acquired from forfeiture of pawn collateral.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Adjusted Return on Equity and Adjusted Return on Assets

Management believes the presentation of adjusted return on equity and adjusted return on assets provides investors with greater transparency and provides a more complete understanding of the Company’s financial performance by excluding items that management believes are non-operating in nature and not representative of the Company’s core operating performance.

Annualized adjusted return on equity and adjusted return on assets is calculated as follows (dollars in thousands):

Trailing Twelve
Months Ended
March 31, 2025
Adjusted net income (1)	$325,272

Average stockholders’ equity (average of five most recent quarter-end balances)	$2,027,110
Adjusted return on equity (trailing twelve months adjusted net income divided by average equity)	16%

Average total assets (average of five most recent quarter-end balances)	$4,373,194
Adjusted return on assets (trailing twelve months adjusted net income divided by average total assets)	7%

(1)See detail of adjustments to net income in the “Adjusted Net Income and Adjusted Diluted Earnings Per Share” section above.

Constant Currency Results

The Company’s reporting currency is the U.S. dollar, however, certain performance metrics discussed in this release are presented on a “constant currency” basis, which is considered a non-GAAP financial measure. The Company’s management uses constant currency results to evaluate operating results of business operations in Latin America, which are transacted in local currencies in Mexico, Guatemala and Colombia. The Company also has operations in El Salvador, where the reporting and functional currency is the U.S. dollar.

The Company believes constant currency results provide valuable supplemental information regarding the underlying performance of its business operations in Latin America, consistent with how the Company’s management evaluates such performance and operating results. Constant currency results reported herein are calculated by translating certain balance sheet and income statement items denominated in local currencies using the exchange rate from the prior-year comparable period, as opposed to the current comparable period, in order to exclude the effects of foreign currency rate fluctuations for purposes of evaluating period-over-period comparisons. See the Latin America pawn segment tables elsewhere in this release for additional reconciliation of certain constant currency amounts to as reported GAAP amounts.

FIRSTCASH HOLDINGS, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES (CONTINUED)
(UNAUDITED)

Exchange Rates for the Mexican Peso, Guatemalan Quetzal and Colombian Peso

	March 31,		Favorable /
	2025	2024	(Unfavorable)
Mexican peso / U.S. dollar exchange rate:
End-of-period	20.3	16.7	(22)%
Three months ended	20.4	17.0	(20)%

Guatemalan quetzal / U.S. dollar exchange rate:
End-of-period	7.7	7.8	1%
Three months ended	7.7	7.8	1%

Colombian peso / U.S. dollar exchange rate:
End-of-period	4,193	3,842	(9)%
Three months ended	4,191	3,915	(7)%

For further information, please contact:
Gar Jackson
Global IR Group
Phone:     (817) 886-6998
Email:     gar@globalirgroup.com

Doug Orr, Executive Vice President and Chief Financial Officer
Phone:    (817) 258-2650
Email:     investorrelations@firstcash.com
Website:    investors.firstcash.com